Exhibit 99.(p)

Global Personal Trading Policy

1. Purpose and Scope

This Global Personal Trading Policy (the “Policy”) governs personal securities trading by all personnel of Lazard Asset Management LLC, Lazard Asset Management Securities LLC, Compagnie Financière Lazard Frères (including Lazard Frères Gestion, its affiliates and Lazard Frères Banque), and their global asset management and broker-dealer affiliates (collectively, “Lazard”). . It is designed to prevent fraudulent or manipulative practices, including front-running, market timing, and trading on material nonpublic information, and to minimize conflicts between the personal investment activities of Lazard personnel and the interests of Lazard’s clients.

All provisions apply equally to the Covered Person’s Related Persons, as defined below, unless otherwise stated or unless local regulatory requirements differ. This Policy is intended to comply with the applicable regulations in each jurisdiction where Lazard operates. Where a conflict exists between this Policy and local legal or regulatory requirements, the local requirements prevail, but you must contact your local Legal and Compliance Department representative before deviating from any provision of this Policy.

Adherence to this Policy is a fundamental condition of service and employment with Lazard.

2. Definitions

The following definitions apply for purposes of this Policy; additional definitions are contained in the text itself.

1.	“Approved Broker-Dealer” means a broker-dealer approved by the Legal and Compliance Department that electronically transmits Personal Securities Account information to the compliance management system. A current list of Approved Broker-Dealers is maintained by the Legal and Compliance Department and published on LazardOne.
2.	“Beneficial Ownership” means any direct or indirect pecuniary interest in a Security, interpreted consistently with Section 16 of the Securities Exchange Act of 1934 or equivalent local law concepts. A person has a pecuniary interest if the person has the opportunity, directly or indirectly, to profit or share in any profit from a transaction in the Security. Examples of indirect pecuniary interests include Securities held by immediate family members sharing the same household, a general partner’s interest in partnership Securities, and a manager-member’s interest in Securities held by a limited liability company. Beneficial Ownership of Securities held by a trust arises where the person is a trustee and the person or an immediate family member is a beneficiary, or where the person is a beneficiary with investment control, or where the person is a settlor of a revocable trust with investment control.

Lazard Global Personal Trading Policy

3.	“Blackout Period” means the period beginning seven calendar days before and ending seven calendar days after a Lazard client account trades in the same Security.
4.	“Client” means any person or entity, including a Lazard Fund, for which Lazard serves as investment manager or adviser.
5.	“Compliance System” means the firm’s electronic compliance management system used for pre-clearance requests, account disclosure, transaction reporting, and other compliance functions under this Policy.
6.	“Covered Person” means every Lazard employee globally, including employees who serve as fund officers or directors, and long-term, on-premises consultants (generally those providing services to Lazard for six months or more), or other consultants designated as such by the Chief Compliance Officer.
7.	“Investment Personnel” means any Lazard employee who, in connection with regular functions or duties, makes or participates in making recommendations or investment decisions regarding the purchase or sale of Securities for Lazard client accounts, or any natural person who controls Lazard and obtains information concerning such recommendations.
8.	“Lazard Funds” means the U.S.-registered investment companies advised, managed, or sponsored by Lazard that have adopted this Policy.
9.	“Personal Securities Account” means any account through which a Security can be purchased or sold, including brokerage accounts, custody accounts, bank accounts, individual retirement accounts, 401(k) accounts permitting investment in individual Securities, and variable annuity or variable life insurance policies permitting investment in individual Securities. Personal Securities Accounts include accounts in the Covered Person’s name, accounts of the Covered Person’s spouse, accounts of minor children, accounts of other relatives or individuals living with the Covered Person or for whose support the Covered Person is wholly or partially responsible, and any account in which the Covered Person or a Related Person controls or participates in investment decisions.
10.	“Related Person” means a Covered Person’s spouse, minor children (whether or not living with the Covered Person), and relatives or other individuals living with the Covered Person or for whose support the Covered Person is wholly or partially responsible.
11.	“Sub-Advised Funds” means any mutual fund for which Lazard serves as a sub-adviser.
12.	“Security” means any instrument defined in Section 2(a)(36) of the Investment Company Act of 1940 (or for non-U.S. jurisdictions, the equivalent instrument under applicable local securities law), including stocks, corporate bonds, closed-end funds, exchange-traded funds, exchange-traded notes, unit investment trusts, shares of open-end mutual funds (including Lazard Funds and sub-advised funds), interests in hedge funds and private equity funds, limited partnerships, private placements, debentures, investment or commodity or futures contracts, and all derivative instruments such as swaps, options, warrants, and structured securities.

Excluded Instruments. The following are not Securities for purposes of this Policy: money market mutual funds; U.S. Treasury obligations (including state and municipal securities collateralized by U.S. Treasury obligations); Japanese Government Bonds, mortgage pass-throughs that are direct obligations of the U.S. government; bankers’ acceptances; bank certificates of deposit; commercial paper; high-quality short-term debt instruments (maturity under 366 days, rated in the two highest categories by a nationally recognized statistical rating organization); decentralized cryptocurrency (e.g. Bitcoin, Ethereum)1; and Lazard-sponsored employee securities company funds (“ESC Funds”).

1 For the avoidance of doubt, securities that are linked to digital assets, and exchange-traded products linked to digital assets, remain subject to this Policy.

Lazard Global Personal Trading Policy

3. Requirements and Restrictions: All Covered Persons

The following standards must be observed by all Covered Persons.

a. General Standards

Covered Persons have an obligation to conduct their personal investing activities and related Securities transactions lawfully and in a manner that avoids actual or potential conflicts between their own interests and the interests of Lazard and its Clients. Covered Persons must carefully consider the nature of their Lazard responsibilities, and the type of information that they might be deemed to possess in light of any particular securities transaction, before engaging in any investment-related activity or transaction.

It is the responsibility of each Covered Person to ensure that all Securities transactions in Personal Securities Accounts are made in strict compliance with the restrictions and procedures in this Policy and otherwise comply with all applicable legal and regulatory requirements.

b. Disclosure of Personal Securities Accounts

All Covered Persons must disclose every Personal Securities Account (including those of Related Persons) to the Legal and Compliance Department through the firm’s compliance management system. New Covered Persons must disclose all accounts within ten calendar days of joining Lazard. Existing Covered Persons must disclose new accounts promptly, before any trading occurs.

Do not assume that the broker-dealer will automatically arrange for this information to be set up and forwarded correctly.

Accounts Exempt from Trading Restrictions. The following accounts are exempt from the pre-clearance, trade limit, holding period, and blackout requirements of this Policy, provided the applicable conditions are met:

●	Estate or trust accounts in which the Covered Person has a beneficial interest but no investment control, and fully discretionary accounts managed by a registered investment adviser or approved person, so long as no communication regarding investment decisions occurs before execution and the Legal and Compliance Department has approved the exclusion;
●	Other accounts over which the Covered Person has no direct or indirect influence or control, with consent from the Legal and Compliance Department;
●	401(k) or similar retirement accounts that permit investment only in open-end mutual funds, provided the Covered Person does not invest in Lazard Funds or sub-advised funds;
●	Accounts where the Covered Person or Related Person agrees not to invest in any Lazard Funds or sub-advised funds; and
●	Qualified state tuition programs (529 plans).

Please note that Investment Personnel are also subject to additional restrictions in Section 4 (Additional Restrictions: Investment Personnel).

c. Approved Broker-Dealer Requirement

All U.S. and Canadian Covered Persons and their Related Persons must maintain Personal Securities Accounts at an Approved Broker-Dealer that transmits account data electronically to the compliance management system. A list of Approved Broker-Dealers is maintained by the Legal and Compliance Department and published on LazardOne.

Lazard Global Personal Trading Policy

Under limited circumstances, the Chief Compliance Officer may permit a Covered Person to maintain an account at a non-approved broker, including where a Related Person must maintain accounts at a specific firm by reason of their employment or where an Approved Broker-Dealer does not offer a particular product or service, provided duplicate trade confirmations and account statements are submitted through the firm’s compliance management system, and that Covered Persons submit quarterly account statements through the compliance management system for review.

Covered Persons outside the U.S. and Canada must comply with local affiliate broker requirements and disclose all accounts to their local Legal and Compliance team, who will coordinate with the global compliance management system.

IMPORTANT NOTE: Covered Persons and their Related Persons are prohibited from maintaining Personal Securities Accounts on the Robinhood Financial LLC platform. Fintech applications offered by Approved Broker-Dealers are permitted.

d. Pre-Clearance Requirement

Covered Persons and their Related Persons may not purchase or sell, directly or indirectly, any Security in a Personal Securities Account unless the Covered Person obtains prior approval from the Legal and Compliance Department through the compliance management system. To obtain pre-clearance, the Covered Person must electronically complete and sign a trade request in the compliance management system, providing all required information accurately.

Trade approvals are valid only for the business day on which they are issued. If the trade is not executed that day, the request must be resubmitted. All approved trades must be executed as approved; Covered Persons may execute fewer shares than approved, but any increase in the number of shares requires a new pre-clearance request.

Pre-clearance requests are processed each business day from approximately 8:30 a.m. ET through 3:45 p.m. ET. Requests received late in the day may not be processed until the following business day. If the compliance management system is unavailable, pre-clearance may be obtained directly from the Legal and Compliance Department by email or other documented means. Covered Persons must not execute a trade without documented pre-clearance, regardless of system availability.

The Legal and Compliance Department will maintain an electronic log of all pre-clearance requests and indicate the approval or denial of the request in the log.

IMPORTANT NOTE: When a Security is Being Considered for Purchase or Sale for a Client, or is being purchased or sold for a Client following the approval on the same day of a personal trading request for the same Security, the Legal and Compliance Department is authorized to cancel the personal order if it has not been executed or if the Legal and Compliance Department determines, after consulting with the trading desk, that the order could have an adverse impact on a Client or on a Client’s ability to purchase or sell the Security.

The following transactions are exempt from the pre-clearance requirement:

●	Transactions in accounts excluded under Section 3(b) above;
●	Transactions made pursuant to an Automatic Investment Plan;
●	Non-volitional Transactions;
●	Transactions in non-levered broad-based ETFs and ETNs (except sales in response to a margin call, which remain subject to pre-clearance); andTransactions in open-end mutual funds other than Lazard Funds or Sub-Advised Funds.

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See also the consolidated Exemptions Matrix in Section 6

e. Limitation on the Number of Trades

No more than an aggregate of twenty (20) transactions in single-name securities may occur in a Covered Person’s Personal Securities Accounts during any calendar quarter.

Trades in excess of this limit will not be approved absent exceptional circumstances and prior written approval of the Chief Compliance Officer or designee.

f. Short-Term Trading

Covered Persons must always conduct their personal trading activities lawfully, properly, and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives. Lazard discourages short-term trading strategies, and Covered Persons are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny.

Covered Persons may not purchase and sell the same Security within 90 calendar days (a Security acquired may be sold on the 91st day). This is calculated on a first-in, first-out basis. Profits from sales occurring within the holding period are subject to disgorgement.

IMPORTANT NOTE: By regulation in Japan, Covered Persons may not purchase and sell the same Security within 180 calendar days (a Security acquired may be sold on the 181st day).

Exceptions to the 90-day holding period:

●	Transactions in accounts excluded under Section 3(b) above;
●	Transactions made pursuant to an Automatic Investment Plan;
●	Non-volitional Transactions;
●	Tax-loss harvesting sales (which require pre-clearance but are exempt from the 90-day holding period and Blackout Period);
●	Corporate actions (mergers, tender offers, stock splits, spin-offs);
●	Purchases through direct investment programs (e.g., dividend reinvestment plans), provided the timing and size are established by a pre-arranged schedule and the Covered Person obtains pre-clearance before enrolling; and
●	Transactions without Covered Person control, including deferred compensation vestings and pro rata exercise of Security-related rights.

See also the consolidated Exemptions Matrix in Section 6

Trades made in violation of this section shall be unwound, or, if that is not practicable, all profits from the short-term trading will be disgorged.

g. Short Sales

Covered Persons may not directly engage in short sales of any Security. Buying or taking a long position in a put option without holding the underlying stock is also prohibited, as it can result in a short sale at expiration. Investment in a permitted hedge fund or other Security that itself engages in short selling is not prohibited.

h. Trading in Lazard, Inc.(LAZ) Shares and Lazard Funds

All trading in LAZ shares by Covered Persons or Related Persons requires pre-clearance. This pre-clearance requirement does not apply to transactions in LAZ shares conducted by Lazard on behalf of Covered Persons or Related Persons through company-administered equity compensation programs

Lazard Global Personal Trading Policy

(e.g., restricted stock unit vestings, deferred compensation distributions, or similar programs). Trading in LAZ is subject to special blackout periods, typically beginning two weeks before each calendar quarter end through two business days after the public earnings announcement. Covered Persons may not enter into options contracts related to LAZ shares.

Investments in Lazard Funds and Sub-Advised Funds remain subject to the Blackout Period, pre-clearance requirement, and 90-day holding period.

i. Securities on the Restricted or Watch List

The Legal and Compliance Department maintains a Restricted List and, where applicable, a Watch List of Securities. No Covered Person may trade in a Security appearing on the Restricted List. When a Security is added to the Restricted List, existing positions in that Security held in Personal Securities Accounts are frozen; no purchases or sales may be made until the Security is removed from the list or the Legal and Compliance Department grants an exception . Securities may be placed on these lists for reasons including possession of MNPI by Lazard, pending corporate transactions, or other regulatory considerations. The existence of a Security on a list, and the reason for its inclusion, is confidential. Covered Persons must not disclose the contents of any list to any person outside the Legal and Compliance Department.

j. Insider Trading

No transaction may be made while in possession of material, nonpublic information (“MNPI”) about the issuer or the market for its securities, regardless of whether all other requirements of this Policy have been satisfied. This prohibition extends to “shadow trading” (using inside knowledge about one’s own firm to trade securities of another firm) and betting markets through third-party websites based on MNPI.

Any Covered Person who believes they have been exposed to MNPI must escalate directly to the Legal and Compliance Department. Do not disclose MNPI to managers, team members, or any unauthorized person. Do not attempt to determine whether information is material.

As prediction markets continue to proliferate and become increasingly accessible, Covered Persons are reminded that the use of Lazard proprietary information, including client investment strategies, research acquired or developed for the benefit of clients, or any other confidential firm information, for personal gain is strictly prohibited.

k. Initial Public Offerings

No transaction in Securities sold in an initial public offering or secondary offering may be made for any Personal Securities Account.

l. Private Placements and Private Funds

Securities offered in a private placement (including hedge funds, private equity funds, and other pooled vehicles) may not be purchased or sold without prior approval of the Chief Compliance Officer or designee through the compliance management system. The Legal and Compliance Department will prepare a report analyzing any potential conflict of interest. Any Covered Person who receives approval to acquire a privately placed Security must disclose that investment when participating in any subsequent consideration of an investment in that issuer for a Lazard client, and the client investment decision will be subject to independent review by Investment Personnel with no personal interest in the issuer.

The Chief Compliance Officer or designee will review the fund’s offering memorandum, subscription documents, and governing documents before approving any investment in a hedge fund. Where the fund

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is on Lazard’s approved list or Lazard is interested in investing client assets and the fund is capacity-constrained, the Covered Person’s request will be denied to prioritize client investment.

m. Levered ETFs and ETNs

Covered Persons may not trade in levered ETFs or ETNs. These instruments are designed for short-term holding and invite speculative trading inconsistent with this Policy.

n. Control of Issuer

Covered Persons may not acquire any Security, directly or indirectly, for purposes of obtaining control of the issuer.

o. External Directorships

Covered Persons may not serve on the board of any corporation or entity (other than a Lazard entity) without prior approval of the Chief Compliance Officer or General Counsel. The approval of Lazard’s CEO is required before joining boards of non-Lazard companies and other for-profit entities.

4. Additional Restrictions: Investment Personnel

In addition to the requirements and restrictions on Covered Person trading in Section 3 of this Policy, the following restrictions apply to all persons classified as Investment Personnel, including portfolio managers, traders, and research analysts.

a. Coverage Universe Restriction

Portfolio managers, traders, and research analysts may not personally trade any Security that is included in their coverage universe. This restriction applies to the Covered Person’s Personal Securities Accounts and those of their Related Persons.

b. Blackout Periods

No Security may be purchased or sold in any Personal Securities Account seven calendar days before or after a Lazard client account trades in the same Security.

No Investment Personnel shall delay or accelerate a Client trade due to a previous purchase or sale of a Security in a Personal Securities Account. In the event that Investment Personnel determine that it is in the best interest of a Client to buy or sell a Security for the account of the Client within seven days of the purchase or sale of the same Security in a Personal Securities Account, the Investment Personnel must contact the Chief Compliance Officer or their designee immediately, who may direct that the trade in the Personal Securities Account be canceled, grant an exception, or take other appropriate action.

c. Conflict Disclosure

No Investment Personnel may recommend or execute any transaction for a Lazard client account without first disclosing any direct or indirect personal interest in the Security or issuer (including interests held by Related Persons) through the compliance management system or in writing to the Chief Compliance Officer (or their designee).

Similarly, no Investment Personnel may execute a transaction in a Personal Securities Account without disclosing any interest that client accounts under their management may have in the same Security or issuer. Disclosable interests include: beneficial ownership of Securities of the issuer; contemplated transactions in such Securities; any position with the issuer or its affiliates; and any present or proposed

Lazard Global Personal Trading Policy

business relationship between the issuer and the Investment Personnel or a party in which they have a significant interest.

5. Business Unit and Role-Specific Restrictions

Certain Lazard offices and business units may be subject to additional personal trading restrictions imposed by local regulation or by the Legal and Compliance Department based on the nature of the office’s activities or applicable regulatory requirements. Investment professionals and other high-risk roles, as designated by the Chief Compliance Officer, may be subject to heightened restrictions beyond those set forth in this Policy. The Legal and Compliance Department will notify affected Covered Persons of any supplemental restrictions applicable to their office or role. Covered Persons are responsible for complying with both this Policy and any supplemental restrictions that apply to them.

Paris Employee Restrictions. Covered Persons in Paris may not personally trade any single-name securities.

6. Exceptions to the Personal Trading Policy

In addition to the exceptions contained within the specific provisions of this Policy, the Chief Compliance Officer or designee may grant other exceptions on a case-by-case basis. Requests for exceptions will be reviewed for any potential conflicts and may require business review and approval before the request can be granted.

Exemptions Matrix. The following table consolidates the transaction-type exemptions referenced throughout this Policy. Each exemption relieves only the trading restriction indicated; all transactions (including exempt ones) must still be reported under Section 7.

Transaction or Instrument Type	Pre- Clearance	Blackout Period	90-Day Hold	Trade Limit
Accounts with no investment control (§3(b))	Exempt	Exempt	Exempt	Exempt
Automatic Investment Plan transactions	Exempt	Exempt	Exempt	Exempt
Non-volitional transactions	Exempt	Exempt	Exempt	Exempt
Open-end mutual funds (non-Lazard, non-Sub-Advised)	Exempt	Exempt	Exempt	Exempt
Non-levered broad-based ETFs and ETNs	Exempt	Exempt	Exempt	Exempt
Corporate actions (mergers, tender offers, splits, spin-offs)	Exempt	Exempt	Exempt	Exempt
Transactions without Covered Person control (vestings, pro rata rights)	Exempt	Exempt	Exempt	Exempt
Lazard Funds	Applies	Applies	Applies	Exempt

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Transaction or Instrument Type	Pre- Clearance	Blackout Period	90-Day Hold	Trade Limit
Tax-loss harvesting sales	Applies	Exempt	Exempt	Applies
Direct investment programs (e.g., DRIPs) with pre-arranged schedule	Applies at enrollment	Exempt	Exempt	Exempt
Sales of ETFs/ETNs in response to margin call	Applies	Exempt	Exempt	Exempt

Legend:

Exempt = restriction does not apply	Subject / Required = rule applies	See §6 for de minimis + other narrative exemptions

IMPORTANT NOTE. No exemption in this matrix applies to Securities on the Restricted List, to LAZ shares during a corporate trading prohibition, or to any Security that an Investment Personnel is restricted from trading under the coverage-universe rules in Section 4.

The Chief Compliance Officer (or their designee) may determine that one or more of the following exemptions applies:

a. Open-End Mutual Funds (Non-Lazard)

Investments in open-end mutual funds other than Lazard Funds or Sub-Advised Funds are exempt from pre-clearance, the Blackout Period, and the 90-day holding period. Covered Persons must trade such fund shares in compliance with the applicable prospectus.

b. Non-Levered Broad-Based ETFs and ETNs

Investments in non-levered broad-based ETFs and ETNs are exempt from pre-clearance, the Blackout Period, and the 90-day holding period. Sales of ETFs or ETNs in response to a margin call remain subject to pre-clearance.

c. Tax-Loss Harvesting

Sales attributable to tax-loss harvesting require pre-clearance but are exempt from the 90-day holding period and the Blackout Period.

d. Corporate Actions

Transactions in connection with corporate actions (mergers, tender offers, stock splits, spin-offs) are exempt from pre-clearance, the Blackout Period, and, as applicable, the 90-day holding period.

e. Direct Investment Programs

Purchases through direct investment programs (e.g., dividend reinvestment plans) are exempt from the Blackout Period and the 90-day holding period, provided the timing and size of purchases are established by a pre-arranged schedule and the Covered Person obtains pre-clearance before enrolling.

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f. Transactions Without Covered Person Control

The pre-clearance requirement, Blackout Period, and 90-day holding period generally do not apply where the Covered Person does not have, or has relinquished, control. Examples include deferred compensation vestings, pro rata exercise of Security-related rights, and pre-arranged commitments to trade prwedetermined amounts of a Security on a specific future date (pre-arranged trades are exempt from the Blackout Period only).

g. De Minimis Exemption from Blackout Period

The Blackout Period does not apply to:

a.	Equity transactions not exceeding $50,000 in aggregate where the issuer’s market capitalization exceeds $5 billion;
b.	Equity transactions not exceeding $25,000 in aggregate where the issuer’s market capitalization is between $500 million and $5 billion; and
c.	Fixed income transactions involving up to $25,000 face value where the issuer’s equity market capitalization exceeds $5 billion.

h. Independent Fund Director Exemption.

Each director of a Lazard Fund who is not an interested person (as defined in the Investment Company Act of 1940) and who would be required to provide reports under this Policy solely by reason of being a director is exempted from the reporting requirements of this Section, except that the director must make a quarterly report to the Legal and Compliance Department of transactions in Securities if the director knew or, in the ordinary course of fulfilling official duties as a director, should have known that during the 15-day period immediately before or after the director’s transaction, a Lazard Fund on whose board the director serves purchased or sold the same Security, or the Lazard Fund or Lazard considered purchasing or selling the Security. The publication or availability of a Lazard Fund’s portfolio holdings does not impart actual or constructive knowledge of the Fund’s portfolio transactions on an independent director.

i. Discretionary Exemptions

The Chief Compliance Officer or designee may grant an exemption from the Blackout Period where a transaction is determined unlikely to have any material negative economic impact on, or give rise to an appearance of impropriety with respect to, any client account.

IMPORTANT NOTE: No exemption applies to trades in any Security on the Restricted List or to LAZ shares during a corporate trading prohibition.

Notwithstanding any exemption above, all Securities transactions subject to an exemption must still be included on the quarterly transaction reports and annual holdings reports required under this Policy. Exemptions relieve the applicable trading restriction but do not eliminate reporting obligations.

7. Reporting Requirements

a. Initial Certification

Within ten calendar days of becoming a Covered Person, the individual must acknowledge receipt of this Policy and certify that they have read and understood it.

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b. Initial Holdings Reports

Within ten calendar days of becoming a Covered Person, the individual must submit a statement of all Securities in which the Covered Person has any direct or indirect Beneficial Ownership, including the title, number of shares and principal amount of each Security, and the name of each broker, dealer, insurance company, or bank with which the Covered Person maintains an account. Holdings information must be current as of a date no more than 45 days prior to the date of employment.

Covered Persons must then take all necessary actions to bring their accounts into compliance with the Approved Broker-Dealer guidelines detailed in Section 3(c) of this Policy.

c. Quarterly Transaction Reports

Within 30 calendar days after the end of each calendar quarter, each Covered Person must report all Securities transactions executed during the quarter and any new Personal Securities Accounts established during the quarter, through the compliance management system.

For each such Security, the report must contain the following information: the date of the transaction; the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Security involved; the nature of the transaction; the price at which the transaction was effected; the name of the broker or other financial institution through which the transaction was effected; and the date the Covered Person submits the report.

d. Annual Holdings Reports

Within 45 calendar days after the end of each calendar year, each Covered Person must submit a holdings report showing all Securities held for the direct or indirect benefit of the Covered Person or Related Persons as of the end of the calendar year, including investments in any direct investment program.

In the event that Lazard already maintains a record of the required information via duplicate copies of broker trade confirmations and account statements received from the Covered Person’s broker-dealer, a Covered Person may satisfy this requirement by confirming in writing (which may include e-mail) the accuracy of the record on at least an annual basis and recording the date of the confirmation.

e. Annual Certification

All Covered Persons must certify annually that they have: (a) read and understood this Policy; (b) complied with its requirements during the period; and (c) disclosed or reported all Personal Securities Accounts and transactions required under this Policy.

The Chief Compliance Officer may require interim certifications for significant changes to the Policy.

f. Report and Certification to Fund Boards

The Chief Compliance Officer shall provide to the Board of Directors of each Lazard Fund, on a quarterly basis, a written report regarding activity under this Policy, and at least annually, a written report and certification meeting applicable regulatory requirements.

Such report shall include:

A certification on behalf of Lazard that Lazard has adopted procedures reasonably necessary to prevent Covered Persons from violating this Policy;

A summary of existing procedures concerning personal investing and any changes in procedures made during the past year; and

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A description of any issues arising under this Policy or procedures since the last report to the Board, including information about material violations and sanctions imposed in response.

Lazard shall also submit any material changes to this Policy to each Fund’s Board at the next regular board meeting during the quarter following the change.

g. Maintenance of Reports

All records relating to personal securities transactions and other records meeting the requirements of applicable law shall be maintained in the manner and to the extent required by applicable law, including Rule 17j-1 under the Investment Company Act and Rules 204-2 and 204A-1 under the Advisers Act in the US, and equivalent recordkeeping requirements in other jurisdictions. Where applicable data protection laws impose retention limits or data minimization obligations, records will generally be retained only for the period permitted by the applicable regulatory framework.

All reports furnished pursuant to this Policy will be kept confidential, subject to the rights of inspection and review by the General Counsel, the Chief Compliance Officer and their designees, regulators, and other parties as required by applicable law. Access to duplicate confirmations and account statements will be restricted to those persons who are assigned to perform review functions.

Report Representations. Any Initial or Annual Holdings Report or Quarterly Transaction Report may contain a statement that the report is not to be construed as an admission by the person making the report that they have any direct or indirect Beneficial Ownership in the Security to which the report relates.

8. Consequences of Violations

Upon learning of a violation of this Policy, the Legal and Compliance Department, with the advice of the Compliance Committee, may impose such sanctions as deemed appropriate, including, among other things, written warnings, additional mandatory training, disgorgement of trading profits to charity, and suspension of personal trading privileges. All violations will be reported to Lazard’s Compliance Committee. Material violations may result in additional sanctions, including suspension of employment or termination of employment.

Covered Persons who fail to comply with this Policy may also be violating the U.S. federal securities laws or other federal, state, or local laws within their particular jurisdictions.

9. Conclusion

Any questions concerning this policy should be directed to the Legal and Compliance Department.